EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 16th day of November, 1997, by and between WORLDCORP, INC., a Delaware corporation, its successor and assigns ("WorldCorp") and PATRICK F. GRAHAM ("Graham").

                                    RECITALS

    WHEREAS, WorldCorp desires to employ and retain Graham as its Chief Executive Officer and Graham desires to be employed by WorldCorp on the terms and in consideration of WorldCorp's provision of the benefits to be provided under this Agreement.

    WHEREAS, WorldCorp and Graham desire to set forth the terms of Graham's employment and the compensation and benefits to be provided by WorldCorp in this Agreement.

                                     TERMS

    IN CONSIDERATION OF the mutual covenants contained herein, WorldCorp and Graham agree as follows:

    1. Employment. WorldCorp agrees to employ Graham and Graham agrees to be employed by WorldCorp on the terms and conditions hereinafter set forth.

    2. Commencement Date and Term. The commencement date of this Agreement shall be as of November 16, 1997 (the "Commencement Date"). Subject to the provisions of Section 5, the term of Graham's employment hereunder shall be for two (2) years from the Commencement Date until and including November 15, 1999 (the "Original Expiration Date"); provided, however, that the term shall be extended automatically for an additional period of one (1) year commencing on the Original Expiration Date unless either WorldCorp or Graham gives written notice to the other, at least twelve (12) months prior to the Original
Expiration Date, of its or his election not to extend the term of this Agreement; and provided, further, that the term as extended shall be further extended automatically for an additional period of one (1) year commencing on the first anniversary of the Original Expiration Date and on each subsequent anniversary thereafter, unless either WorldCorp or Graham gives written notice to the other, at least six (6) months prior to the date of any such anniversary, of its or his election not to further extend the term of this Agreement. The last day of the term as so extended from time to time is herein sometimes referred to as the "Expiration Date."

    3. Positions and Duties. Graham shall serve WorldCorp as WorldCorp's Chief Executive Officer with the duties described in WorldCorp's Bylaws, as in effect on the Commencement Date, and in the attached Exhibit A to this Agreement, and such other duties as WorldCorp's Board of Directors (the "Board") shall reasonably assign from time to time. During his employment hereunder, Graham shall devote such time and effort as shall be reasonably required to discharge his duties hereunder. At all times during his employment hereunder, Graham shall continue to serve as a member of the Board, and Graham may also serve as a member of the board of directors or similar body of, or in other offices or positions with respect to, any other company or companies that are not direct commercial competitors of WorldCorp. Graham agrees to resign from the Board of Directors of WorldCorp upon and in connection with the termination of his employment, provided that all of the terms of this Agreement have been satisfied and all of WorldCorp's obligations hereunder have been fulfilled.

    4. Compensation and Benefits. The compensation and benefits payable to Graham for all services rendered by Graham under this Agreement shall be as follows:
         (a) Salary. WorldCorp shall pay Graham a minimum salary at the rate of $350,000 per year. Such salary shall be (i) payable bi-monthly in accordance with WorldCorp's standard payroll policies (and prorated for any partial pay period), and (ii) subject to review and increase (but not decrease) at any time in the discretion of the Board.

         (b) Annual Bonus. Graham shall be entitled to receive an annual bonus of up to 75% of his annual salary to be determined in good faith by the Compensation Committee of WorldCorp's Board of Directors based upon WorldCorp's achievement of the performance goals set forth on Exhibit B attached to this Agreement. Such bonus shall be paid not later than April 15 of the calendar year following the calendar year to which it applies. In addition, Graham shall be entitled to participate in all bonus and incentive compensation plans or arrangements provided by WorldCorp to its officers and directors after the Commencement Date.

        (c) Business  Expenses.  WorldCorp shall reimburse  Graham for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, including without limitation any such expenses incurred in connection with Graham's commuting to and from his residence and WorldCorp offices (including air transportation, ground transportation (including provision of an automobile) and lodging (including maintenance of an apartment)), subject to and consistent with, in the case of periodic expense reimbursements, WorldCorp's policies with respect to substantiation and documentation as may be established by WorldCorp for all officers and directors from time to time. WorldCorp also agrees to provide for the payment of or to reimburse Graham for any legal fees and costs incurred in connection with the drafting, review and execution of this Agreement.

        (d) Stock Options. Graham shall be granted, subject to the Stock Option Agreements in the forms attached hereto as Exhibits C-1, C-2 and C-3, respectively:

             1. Options (the "WorldCorp Term Options") to purchase 50,000 shares of WorldCorp's Common Stock, par value $.001 per share ("WorldCorp Common Stock") pursuant to the 1988 WorldCorp Stock Option Plan, or, if agreed to by WorldCorp and Graham, any stock option or incentive plan which is hereafter adopted by WorldCorp (the "Plan"), at an exercise price of $1.75, with such Options vesting with respect to an equal number of the total shares as of the end of each of the first twenty-four (24) calendar months following the Commencement Date.

            2. Options to purchase 100,000 shares of WorldCorp's Common Stock (the "WorldCorp Performance Options") pursuant to the 1988 WorldCorp Stock Option Plan or, if agreed by WorldCorp and Graham, any stock option or incentive plan which is hereafter adopted by WorldCorp (the "Plan"), at an exercise price of $1.75, which Options shall vest in their entirety upon the tenth anniversary of the Commencement Date, subject to the following acceleration of such vesting:

                (i) the vesting of the Option as to the first 16,666.67 of the 100,000 WorldCorp Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $2.18;

                (ii) the vesting of the Option as to the second 16,666.67 of the 100,000 WorldCorp Performance Options shall be accelerated on and to the 21st day following any (20) trading-day period during which the Company's stock traded at or above $2.72;

                (iii) the vesting of the Option as to the third 16,666.67 of the 100,000 WorldCorp Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $3.40;

                (iv) the vesting of the Option as to the fourth 16,666.67 of the 100,000 WorldCorp Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $4.25;

                (v) the vesting of the Option as to the fifth 16,666.67 of the 100,000 WorldCorp Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $5.31; and

                (vi) the vesting of the Option as to the sixth 16,666.67 of the 100,000 WorldCorp Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $6.63.

            3. Options (the Intelidata Term Options") to purchase 100,000 shares of Intelidata's Common Stock, par value $.001 per share ("Intelidata Common Stock") owned by WorldCorp, at an exercise price of $2.98, with such Options vesting with respect to an equal number of the total shares as of the end of each of the first twenty-four (24) calendar months following the Commencement Date.

            4. Options to purchase 250,000 shares of Intelidata's Common Stock (the "Intelidata Performance Options") owned by WorldCorp, at an exercise price of $2.98, which Options shall vest in their entirety upon the tenth anniversary of the Commencement Date, subject to the following acceleration of such vesting:

                (i) the vesting of the Option as to the first 41,666 of the 250,000 Intelidata Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $3.72;

                (ii) the vesting of the Option as to the second 41,666 of the 250,000 Intelidata Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $4.65;

                (iii) the vesting of the Option as to the third 41,666 of the 250,000 Intelidata Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $5.81;

                (iv) the vesting of the Option as to the fourth 41,666 of the 250,000 Intelidata Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $7.26;

                (v) the vesting of the Option as to the fifth 41,666 of the 250,000 Intelidata Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $9.07; and

                (vi) the vesting of the Option as to the sixth 41,666 of the 250,000 Intelidata Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $11.33;

            5. Options (the "World Airways Term Options") to purchase 30,000 shares of World Airways Common Stock, par value $.001 per share ("World Airways Common Stock") owned by WorldCorp, at an exercise price of $7.92, with such Options vesting with respect to an equal number of the total shares as of the end of each of the first twenty-four (24) calendar months following the Commencement Date.

            6. Options to purchase 70,000 shares of World Airways
Common Stock (the "World Airways Performance Options") owned by WorldCorp, at an exercise price of $7.92, which Options shall vest in their entirety upon the tenth anniversary of the Commencement Date, subject to the following acceleration:

              (i) the vesting of the Option as to the first 11,666 of the 70,000 World Airways Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $9.9;

              (ii) the vesting of the Option as to the second 11,666 of the 70,000 World Airways Performance Options shall be accelerated on and to the 21st day following any (20) trading-day period during which the Company's stock traded at or above $12.37;

              (iii) the vesting of the Option as to the third 11,666 of the 70,000 World Airways Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $15.46;

              (iv) the vesting of the Option as to the fourth 11,666 of the 70,000 World Airways Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $19.32;

              (v) the vesting of the Option as to the fifth 11,666 of the 70,000 World Airways Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $24.15; and

             (vi) the vesting of the Option as to the sixth 11,666 of the 70,000 World Airways Performance Options shall be accelerated on and to the 21st day following any twenty (20) trading-day period during which the Company's stock traded at or above $30.18.

         The WorldCorp Term Options and WorldCorp Performance Options granted to Graham are intended to, and shall to the extent permitted by law be structured so as to, qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

                  (e) Regular Benefits. Graham shall be entitled to participate in all benefit plans or arrangements available to officers or directors of WorldCorp, all as more specifically summarized on Exhibit D attached to this Agreement, including without limitation WorldCorp's Employee Savings and Stock Ownership Plan, any medical insurance, life insurance, long-term disability, retirement and security plans, savings and qualified or nonqualified retirement plans, and other benefit plans from time to time established for officers or directors of WorldCorp. During the term of this Agreement, WorldCorp shall maintain and pay the annual premiums on a term life insurance policy insuring Graham's life and providing for a death benefit of at least $5,000,000, and Graham shall be owner of and shall enjoy all incidents of ownership of such policy, including without limitation the right to designate one or more beneficiaries of, and to assign the ownership of, such policy from time to time. If any benefits to which Graham shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, WorldCorp shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Graham or his estate or beneficiaries. WorldCorp shall reimburse Graham on an annual basis for premiums paid by Graham with respect to a disability policy selected by Graham providing for benefits of up to 75% of Graham's average annual compensation (calculated in accordance with the terms of such policy), plus an amount sufficient to pay all federal, state and local taxes applicable to such payment.

                  (f) Indemnification; Directors and Officers Liability Insurance. WorldCorp shall provide or cause to be provided to Graham indemnification against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of WorldCorp) by reason of Graham serving or having served as an officer, director or employee of WorldCorp or any affiliate of WorldCorp. WorldCorp shall advance expenses (including attorneys' fees) incurred by Graham in the defense of any such action, claim, suit or proceeding, and WorldCorp shall maintain directors and officers liability insurance coverage (including without limitation coverage for claims pursuant to any state or federal securities law or regulation) upon substantially the same terms and conditions as set forth in the Indemnification Agreement dated as of the date of this Agreement between Graham and WorldCorp, Inc., a copy of which is attached as Exhibit E to this Agreement. The provisions of this Section 4(f) are intended to supplement and to be in addition to, and not to be in lieu of, any rights of Graham granted to WorldCorp's officers and directors under WorldCorp's charter, articles of incorporation, any other corporate document, or applicable law.

    5. Termination and Termination Benefits. Notwithstanding the provisions of Section 2 of this Agreement, Graham's employment hereunder shall terminate under the following circumstances and shall be subject to the following provisions:

             (a) Death. In the event of Graham's death during Graham's employment hereunder, Graham's employment shall terminate on the date of his death. Notwithstanding such termination, Graham's estate or designated beneficiaries shall be entitled to receive (i) the salary specified under
Section  4(a) above for a period of one (1) month  following  the date of death,
(ii) any accrued portion of any bonus which is ultimately determined to have been payable to Graham and allocable to the period prior to death, and (iii) any benefits which shall have been provided to Graham under Section 4 to the extent permitted under any applicable plan documents.

             (b) Disability. If, due to any physical or mental illness, condition, dependency or incapacity (hereafter, "disability"), Graham shall be unable to adequately perform substantially all of his duties and responsibilities hereunder, and provided such disability continues for an uninterrupted period of at least twelve (12) months, (a) Graham's employment hereunder shall be deemed terminated as of the end of the relevant period of disability or, if later, the final determination of such disability, and (b) WorldCorp, acting through its Board and at any time prior to the expiration of any relevant period of disability and the final determination of such disability, may designate another executive to act in Graham's place during the period of such disability. In the event of any dispute as to whether Graham has suffered a disability justifying termination, such dispute shall be resolved at WorldCorp's cost by a panel of three physicians, one designated by Graham, one designated by WorldCorp, and a third designated by the first two panel members. Notwithstanding any termination of Graham's employment under this Section 5(b), WorldCorp shall continue to pay to Graham his full salary and benefits under
Section 4 of this Agreement until the earlier of the date on which Graham becomes eligible for disability income payments under WorldCorp's disability income plan or the Expiration Date. While receiving disability income payments under such plan, WorldCorp shall continue to pay to Graham the difference between such disability income payments and his salary under Section 4 until the Expiration Date (but not any bonus, except as accrued through the date of determination of disability). Notwithstanding the termination of Graham's employment hereunder, Graham shall be entitled to continue participation in all medical and other benefit plans provided for under Section 4 for a period of time following such termination equal in length to the period of Graham's employment with WorldCorp. If any benefits to which Graham shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, WorldCorp shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Graham or his estate or beneficiaries.

             (c) Termination by WorldCorp for Cause. Subject to the provisions of this Section 5(c), Graham's employment hereunder may be terminated by WorldCorp for Cause. If the Board determines by the majority vote of its entire membership that Graham should be terminated for Cause, the Board shall send written notice to Graham setting forth in reasonable detail the nature of the Cause. No termination shall become effective under this Section 5(c) until (i) such vote is obtained and such notice is sent to and received by Graham, (ii) following Graham's receipt of such notice, Graham has been provided a reasonable opportunity to meet with the entire Board and discuss the Board's notice to him, and (iii) following such meeting, the Board ratifies its earlier vote to terminate Graham for Cause by a second vote of a majority of its entire membership. Only the following shall constitute "Cause" for such termination:
(i) gross negligence, willful misconduct or dishonesty in office or breach of a material fiduciary duty owed to WorldCorp; (ii) conviction of a felony, a crime of moral turpitude or commission of an act of embezzlement or fraud against WorldCorp or any affiliate of WorldCorp; (iii) willful failure to perform a substantial portion of his duties and responsibilities hereunder (unless such failure results from Graham's illness or disability).

             (d)   Termination  by  WorldCorp   Without   Cause.   Graham's
employment with WorldCorp may be terminated by WorldCorp without Cause provided that (i) such termination is approved by the affirmative vote of two-thirds (2/3) of all members of the Board, (ii) Graham is given at least ninety (90) days' prior written notice of such termination, and (iii) Graham shall be entitled to receive the benefits described herein and in Section 5(f) below. Notwithstanding the termination of Graham's employment hereunder, Graham shall be entitled to continue participation in all medical and other benefit plans provided for under Section 4 for a period following such termination equal to the period of Graham's employment with WorldCorp. If any benefits to which Graham shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, WorldCorp shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Graham or his estate or beneficiaries.

             (e) Termination by Graham. Graham may terminate his employment hereunder with or without Good Reason (as defined below) by giving the Board at least thirty (30) days' prior written notice of termination of his employment, and he shall not be required to render any further services to WorldCorp after the expiration of such thirty (30)-day period. In the event of termination for Good Reason, Graham shall specify in the notice the event or circumstances constituting Good Reason. In the event of termination by Graham for Good Reason, Graham shall be entitled to the compensation and benefits specified herein and in Section 5(f) below. In the event of termination by Graham without Good Reason, Graham shall be entitled to no further compensation or benefits under this Agreement other than any salary accrued prior to the effective date of such termination and the right to retain ownership of the life insurance policy described in Section 4(e) above. Notwithstanding the termination of Graham's employment hereunder, Graham shall be entitled to continue participation in all medical and other benefit plans provided for under Section 4 for a period following such termination equal to the period of Graham's employment with WorldCorp. If any benefits to which Graham shall otherwise be entitled hereunder are not permitted to be provided to him under any applicable plan document or applicable law governing the payment or provision of such benefits, WorldCorp shall pay or provide for payment of equivalent benefits, taking into account service credits for such benefits, to Graham or his estate or beneficiaries. Only the following shall constitute "Good Reason" for termination by Graham: (i) the relocation of WorldCorp's principal offices or headquarters or Graham's place of employment to a location which would make Graham's continued maintenance of his principal residence in Boston, Massachusetts, materially inconvenient to him; whether in terms of expense, commuting or travel time or other factors; (ii) the failure of Graham at any time to be elected to or to continue to be entitled to serve on the Board; (iii) the failure of WorldCorp to comply with the provisions of Section 4 of this Agreement or material breach by WorldCorp of any other provision of this Agreement, including without limitation WorldCorp's failure to make any payment under Section 4 within five (5) days of the due date of such payment or WorldCorp's failure to determine Graham's annual bonus in good faith and on a timely basis; (iv) the material diminishment or material change in the duties, responsibilities or position of Graham, (v) the discontinuation of, diminution in the benefits payable under, or material adverse amendment or alteration of, and whether it impacts all participants or only Graham individually, any compensation, bonus or benefit plan or arrangement in which Graham was entitled to participate as of the Commencement Date and which constitutes a material part of Graham's total compensation and benefits, unless an economically equivalent substitute arrangement or benefit acceptable to Graham is adopted for the benefit of Graham; (vi) the sale, acquisition, merger, consolidation, dissolution, liquidation, reorganization or other restructuring of WorldCorp; or (vii) the occurrence of a Change in Control (as defined in Section 5(g) below) with respect to WorldCorp.

             (f) Acceleration of Salary, Bonus and Benefits if Without Cause or for Good Reason. In the event of termination by WorldCorp without Cause and other than for death or disability, or by Graham with Good Reason, (i) WorldCorp shall within five (5) days after the date of termination pay Graham, in one lump-sum payment, the total undiscounted amount of his entire salary and bonus which would otherwise become due and payable under Sections 4(a) and 4(b) through the Expiration Date (or, in the case of any bonus not yet determined, such bonus shall be paid within five (5) days after the amount of such bonus is determined); (ii) any stock options to which Graham was or may have become entitled, whether or not granted or vested as of the date of termination, shall be immediately granted and become immediately vested and exercisable; and (iii) the regular benefits described in Section 4(e) shall continue to be provided to

Graham at WorldCorp's expense as provided under Sections 5(d) and 5(e). In the event WorldCorp fails to make any payment or provide any benefit hereunder, the unpaid amount or value of the benefit will accrue interest at an annual rate equal to the prime rate charged by WorldCorp's primary depository bank plus 5%, and Graham shall be entitled to reimbursement of all costs, including reasonable attorneys' fees and costs, incurred by him as a result of any such nonpayment or any actions to collect the same.

             (g) Change in Control. As used herein, a "Change in Control" shall mean the occurrence of any of the following events or circumstances subsequent to the date of this Agreement, it being agreed that no circumstance or event occurring on or before the date of this Agreement shall constitute a Change in Control:

                   (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than a trustee or other fiduciary holding securities under an employee benefit plan of WorldCorp (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of WorldCorp (the "Outstanding WorldCorp Common Stock") or the combined voting power of the then outstanding voting securities of WorldCorp entitled to vote generally in the election of directors (the "Outstanding WorldCorp Voting Securities");

                  (ii) There occurs any acquisition, merger or consolidation of WorldCorp, by, with or into any other corporation (other than a wholly-owned subsidiary of WorldCorp) and individuals who are directors of WorldCorp immediately prior to the time the agreement of acquisition, merger or consolidation is executed shall fail to constitute a majority of the board of directors of the survivor or successor company at any time after consummation of the transaction; or

                 (iii) The shareholders of WorldCorp approve a sale or disposition by WorldCorp of all or substantially all of its assets or a plan of dissolution and liquidation of WorldCorp.

             (h) Gross-Up for Excise Taxes. In the event any payment under this Section 5 or otherwise to or for the benefit of Graham (determined without regard to any additional payments required under this Section 5(h))(a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by Graham with respect to such excise tax (collectively, the "Excise Tax"), then Graham shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Graham of all taxes (including income taxes and interest and penalties imposed with respect to such taxes) and the Excise Tax imposed on the Gross-Up Payment, Graham retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments. All determinations required to be made under this Section 5(h) shall be made by WorldCorp's regular independent auditors as of the date of termination of Graham's employment hereunder, and all fees and expenses of such auditors shall be borne by WorldCorp.

    6. Company Property.  Upon the termination of Graham's employment under this Agreement, Graham shall be entitled to retain, as his own property, mobile telephones, notebook computers and related peripherals, other electronic equipment, furnishings, and other property issued to Graham in the course of his employment.

    7. Noncompete. For a period of one (1) year following the date of termination of Graham's employment hereunder other than by WorldCorp without Cause or by Graham for Good Reason, Graham will not, directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, or through any other person or entity, engage in the business of selling and/or providing ACMI leases or any other business which is competitive with WorldCorp's business within WorldCorp's existing or expanded business markets.

    8. Beneficiary. Any payments to which Graham is entitled under this Agreement shall, in the event of his death, be made to his wife or such other persons as Graham shall designate in writing to WorldCorp from time to time. If no such beneficiaries survive Graham, such payments shall be made to Graham's estate.

    9. Arbitration of Disputes. Any controversy or claim arising out of or relating to the employment relationship between Graham and WorldCorp, this Agreement or any breach thereof shall be settled by arbitration in accordance with the laws of the Commonwealth of Virginia by three arbitrators, one of whom shall be appointed by WorldCorp, one by Graham and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in Washington, D.C. Such arbitration shall be conducted in Washington, D.C. in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The party against whom the arbitrators shall render an award shall pay the other party's reasonable attorneys' fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrators shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

    10. Assignment; Successors and Assigns, etc. Neither WorldCorp nor Graham may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that WorldCorp may assign its rights under this Agreement without the consent of Graham in the event that WorldCorp shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon WorldCorp and Graham, their respective successors, executors, administrators, heirs and permitted assigns. In the event of Graham's death prior to the completion by WorldCorp of all payments due him under this Agreement, WorldCorp shall continue such payments to Graham's beneficiary designated in writing to WorldCorp prior to his death (or to his estate, if he fails to make such designation).

    11. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

    13. Notices. Any notices, request, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice shall be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice shall be deemed to have been given on the day after delivery to such courier service) to Graham at the last address Graham has filed in writing with WorldCorp or, in the case of WorldCorp, at its main offices, attention of the Board.

    14. Entire Agreement; Amendment. This Agreement may be amended or modified only by a written instrument approved by each of the Board of WorldCorp and the Compensation Committee thereof, signed by Graham and by a duly authorized representative of WorldCorp. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

    15. Governing Law. This is a Virginia contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Virginia, without giving effect to the choice of law principles of any state.

                   [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by WorldCorp, by its duly authorized officer, and by Graham, as of the date first above written.


                                                    WORLDCORP, INC.


                                                    By:


                                                    Title:


                                                    Date:





                                                    PATRICK F. GRAHAM

                                                    Date:

                                                    Address: